Exhibit 99.1

Contact:	Randall J. Larson, CEO Gregory J. Pound, COO Frederick W. Boutin, CFO 303-626-8200

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES FINANCIAL RESULTS, CHANGES TO THE BOARD OF DIRECTORS OF ITS GENERAL PARTNER AND SCHEDULES CONFERENCE CALL

March 10, 2008	Immediate Release

Denver, Colorado—TransMontaigne Partners L.P. (NYSE:TLP) today announced (1) recent developments, (2) its financial results for the three months and year ended December 31, 2007, (3) changes to the board of directors of its general partner, and (4) that it has scheduled a conference call on Monday, March 10, 2008 at 1:00 p.m. (ET).

RECENT DEVELOPMENTS

An overview of previously announced recent developments that occurred during the three months ended December 31, 2007 includes:

•                  On December 31, 2007, we acquired, from TransMontaigne Inc., 22 terminals along the Colonial and Plantation Pipelines, with aggregate active storage capacity of approximately 9.0 million barrels, for a cash payment of approximately $118.6 million (the “Southeast Terminals”).

•                  In connection with the acquisition of the Southeast Terminals, we entered into a terminaling services agreement with Morgan Stanley Capital Group.  The terminaling services agreement commenced on January 1, 2008, and expires on December 31, 2014, subject to Morgan Stanley Capital Group’s right to renew the agreement for an additional seven years.  Under this agreement, Morgan Stanley Capital Group has agreed to throughput a volume of refined product that will result in minimum throughput payments to the Partnership of approximately $31.6 million for the contract year ending December 31, 2008, with stipulated annual increases in throughput fees each contract year thereafter.  During the initial term any construction or refurbishment of tank capacity at the Collins/Purvis terminal will be undertaken only upon the mutual written agreement of Morgan Stanley Capital Group and TransMontaigne Partners.  We also agreed to return to Morgan Stanley Capital Group 50% of the proceeds we receive in excess of $4.2 million from the sale of product gains arising from our terminaling services agreement with Morgan Stanley Capital Group at our Southeast Terminals.

•                  Concurrently with our acquisition of the Southeast Terminals, we amended and restated the omnibus agreement, among TransMontaigne Inc., TransMontaigne Partners L.P. and certain affiliates.  The amendment increased the annual administrative fee payable to TransMontaigne Inc. from approximately $7.0 million to $10.0 million and increased the annual insurance reimbursement payable to TransMontaigne Inc. from approximately $1.7 million to $2.9 million.  The increase in the administrative fee and insurance reimbursement reflect the allocation of the costs expected to be incurred by TransMontaigne Inc. for providing management, legal, accounting and tax services for, and insurance on, the Southeast Terminals on our behalf.  In addition, the term of the omnibus agreement was extended through December 31, 2014.  If Morgan Stanley Capital Group elects to renew the terminaling and services agreement for the Southeast terminals, we have the right to extend the term of the omnibus agreement for an additional seven years.

•                  On December 31, 2007, we acquired from Rio Vista Energy Partners L.P. its terminal facility in Matamoros, Mexico, the Diamondback pipelines running from Brownsville, Texas to Matamoros, Mexico, with associated rights of way and easements and 47 acres of land, together with a permit to distribute LPG to Mexico’s state-owned petroleum company. The total cash payment made for these LPG assets was approximately $9.0 million.

FINANCIAL RESULTS

An overview of the financial performance for the three months ended December 31, 2007, as compared to the three months ended December 31, 2006, includes:

•                  In accordance with generally accepted accounting principles, the financial performance of the Southeast Terminals is included from September 1, 2006; the date Morgan Stanley Capital Group acquired TransMontaigne Inc.

•                  Quarterly operating income increased to $7.3 million from $6.8 million last year due principally to:

•                  Quarterly revenues increased to $34.8 million from $30.6 million last year due to increases in revenue at the Gulf Coast terminals, Brownsville terminal, River facilities, and Southeast terminals of approximately $2.3 million, $0.7 million, $0.7 million and $0.7 million respectively.

•                  Quarterly direct operating costs and expenses increased to $17.1 million from $14.7 million last year due principally to increases in direct operating costs at the Southeast Terminals and the Brownsville Terminal of $2.4 million and $0.4 million, respectively, offset by a decrease in direct operating costs at the Midwest Terminals of $0.5 million.

•                  Increased direct general and administrative expenses, depreciation expense, and reimbursements of bonus awards of $0.4 million, $0.4 million and $0.4 million, respectively.

•                  Adjusted operating surplus generated during the period was $8.3 million compared to distributions allocable to the period of $6.8 million.

•                  The Partnership declared a distribution of $0.52 per unit for the quarter ended December 31, 2007 compared to $0.43 for the quarter ended December 31, 2006.

Attachment A contains additional selected financial information and results of operations, Attachment B contains a pro forma combined statement of operations, and Attachment C contains a computation of our adjusted operating surplus.

CHANGES TO THE BOARD OF DIRECTORS OF OUR GENERAL PARTNER

Changes have been made to the Board of Directors of TransMontaigne GP L.L.C., the general partner of the Partnership (the “General Partner”).  The General Partner is responsible for managing the operations and activities of the Partnership since the Partnership does not have its own officers or employees.

Following the March 5, 2008 meeting of the Board of Directors, Donald H. Anderson, D. Dale Shaffer and Rex L. Utsler resigned as members of the Board of Directors of the General Partner (the “General Partner Board”), all to be effective March 17, 2008.  In connection with their respective resignations, Messrs. Anderson, Shaffer and Utsler did not indicate that there were any disagreements between any of them and the Partnership or members of the General Partner Board regarding the Partnership’s operations, policies or practices.  These changes were requested by representatives of Morgan Stanley Capital Group who serve on the Board of Directors of TransMontaigne Inc., which is the indirect owner of the General Partner.

To fill the resulting vacancies, as well as the existing vacancy created by the earlier resignation of William S. Dickey on January 1, 2008, TransMontaigne GP L.L.C. announced the appointment of Stephen R. Munger, Olav N. Refvik, and Duke R. Ligon to serve as directors on the General Partner Board, effective March 17, 2008.  There remains one vacancy on the General Partner Board to be filled by an independent director.  Also effective March 17, 2008, Stephen R. Munger was elected to serve as Chairman of the General Partner Board and Duke R. Ligon was appointed to serve as a member of the Audit Committee, the Conflicts Committee and the Compensation Committee.

Based upon these appointments, effective March 17, 2008, the General Partner Board will be comprised of the following six directors, three of whom are affiliated directors and three of whom are independent directors:

Stephen R. Munger (Affiliated Director and Chairman of the Board).  Mr. Munger currently serves as Co-Chairman of the Mergers & Acquisitions Department of Morgan Stanley, having been operating Co-Head from 1999 through 2003.  Mr. Munger has also served as Chairman of the Global Energy Group since 2004.  Mr. Munger was named a Managing Director of Morgan Stanley in 1992, and joined the Firm in 1988, having previously worked in the Mergers & Acquisition Department of Merrill Lynch.  Mr. Munger is a graduate of Dartmouth College and the Wharton School of Business.

Javed Ahmed (Affiliated Director).  Mr. Ahmed was elected as a director of the General Partner in October 2006.  Mr. Ahmed is a Managing Director of Morgan Stanley and works in the firm’s Commodities Group.  He has been with Morgan Stanley since 1997.  In addition, to being a director of the General Partner Board, Mr. Ahmed is a director of the TransMontaigne Inc. Board of Directors.  Mr. Ahmed holds a bachelor’s degree from Yale University and a Juris Doctor degree and a Master of Business Administration from Harvard University.

Olav N. Refvik (Affiliated Director).  Mr. Refvik is a Managing Director of Morgan Stanley.  He is currently Head of Global Oil Liquids in Commodities.  Mr. Refvik joined the firm in 1990 as Vice President, became Executive Director in 1991 and Managing Director in 1996.  Prior to joining Morgan Stanley, Mr. Refvik was employed at Statoil from 1981 through 1990.  He spent his last six years at the company as Head of Oil Products Trading in London and New York.  Mr. Refvik graduated from The Norwegian School of Business and Economics in Bergen, Norway in 1981.

Duke R. Ligon (Independent Director).  Since February 2007, Mr. Ligon has served in the capacity of Strategic Advisor to Love’s Travel Stops & Country Stores, Inc., based in Oklahoma City, and has acted as Executive Director of the Love’s Entrepreneurship Center at Oklahoma City University.  From January 1997 to February 2007, Mr. Ligon served as General Counsel and Senior Vice President of Devon Energy, based in Oklahoma City, and was a member of the Executive Management Committee.  From 1995 to February 1997, Mr. Ligon was a partner in the law firm of Mayer, Brown & Platt, based in New York City.  Mr. Ligon holds a Juris Doctor degree from the University of Texas School of Law and has been admitted to the Bars of the District of Columbia, Oklahoma and New York.

Jerry R. Masters (Independent Director).  Mr. Masters was elected as a director of the General Partner on May 24, 2005, and serves as a member of the Audit Committee and the Conflicts Committee and is the Chairman of the Compensation Committee of the General Partner Board. Mr. Masters is a private investor and was a part-time consultant to Microsoft Corporation from April 2000 to August 2002.  From February 1991 to April 2000, Mr. Masters held various executive positions within the financial organization at Microsoft Corporation.  In his last position as Senior Director, Mr. Masters was responsible for external financial reporting, budgeting and forecasting, and financial modeling of mergers and acquisitions.

David A. Peters (Independent Director).  Mr. Peters was elected as a director of the General Partner on May 24, 2005, and serves as Chairman of the Conflicts Committee and as a member of the Audit Committee of the General Partner Board.  Since 1999 Mr. Peters has been a business consultant with a primary client focus in the energy sector; in addition, Mr. Peters also served as a member of the board of directors of QDOBA Restaurant Corporation from 1998 to 2003.  From 1997 to 1999 Mr. Peters was a managing director of a private investment fund, and from 1995 to 1997 he served as an executive vice president at DukeEnergy/PanEnergy Field Services responsible for natural gas gathering, processing and storage operations.  Prior to joining DukeEnergy/PanEnergy Field Services, Mr. Peters held various positions with Associated Natural Gas Corp., and from 1980 to 1984 he worked in the audit department of Peat Marwick Mitchell & Co.  Mr. Peters holds a bachelor’s degree in business administration from the University of Michigan.

CONFERENCE CALL

TransMontaigne Partners L.P. also announced that it has scheduled a conference call for March 10, 2008 at 1:00 p.m. (ET) regarding the above information. Analysts, investors and other interested parties are invited to listen to management’s presentation of the Company’s results and supplemental financial information by accessing the call as follows:

(800) 553-0358

Ask for:

TransMontaigne Partners

A playback of the conference call will be available from 3:00 p.m. (ET) on Monday, March 10, 2008 until 11:59 p.m. (ET) on Monday, March 17, 2008 by calling:

USA:  (800) 475-6701

International:  (320) 365-3844

Access Code:  914435

ATTACHMENT A

SELECTED FINANCIAL INFORMATION AND RESULTS OF OPERATIONS

The following selected financial information is extracted from the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, which was filed on March 10, 2008 with the Securities and Exchange Commission (in thousands, except per unit amounts):

	Three Months Ended
	December 31, 2007	December 31, 2006
Income Statement Data
Revenues	$34,826	$30,583
Direct operating costs and expenses	(17,066)	(14,669)
Direct general and administrative expenses	(1,348)	(920)
Operating income	7,306	6,794
Net earnings	7,201	5,187
Net earnings allocable to limited partners	5,804	460
Net earnings per limited partner unit—basic	$0.47	$0.06

	December 31, 2007	December 31, 2006
Balance Sheet Data
Property, plant and equipment, net	$417,827	$401,613
Goodwill	24,737	23,235
Total assets	460,818	441,684
Long-term debt	132,000	189,621
Partners’ equity	312,830	245,331

Selected results of operations data for each of the quarters in the years ended December 31, 2007 and 2006 are summarized below (in thousands):

	Three months ended				Year ended
	March 31, 2007	June 30, 2007	September 30, 2007	December 31, 2007	December 31, 2007
Revenues	$32,700	$32,204	$31,921	$34,826	$131,651
Direct operating costs and expenses	(13,945)	(15,262)	(14,413)	(17,066)	(60,686)
Direct general and administrative expenses	(894)	(461)	(288)	(1,348)	(2,991)
Allocated general and administrative expenses	(2,456)	(2,467)	(2,489)	(2,489)	(9,901)
Allocated insurance expense	(717)	(717)	(717)	(686)	(2,837)
Reimbursement of bonus awards	—	(375)	(375)	(375)	(1,125)
Depreciation and amortization	(4,965)	(5,430)	(5,481)	(5,556)	(21,432)
Operating income	9,723	7,492	8,158	7,306	32,679
Other expense, net	(3,911)	(3,279)	(242)	(105)	(7,537)
Net earnings	$5,812	$4,213	$7,916	$7,201	$25,142

	Three months ended				Year ended
	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006	December 31, 2006
Revenues	$12,090	$11,563	$17,433	$30,583	$71,669
Direct operating costs and expenses	(4,527)	(5,647)	(7,665)	(14,669)	(32,508)
Direct general and administrative expenses	(1,100)	(672)	(3,761)	(920)	(6,453)
Allocated general and administrative expenses	(812)	(822)	(1,370)	(2,427)	(5,431)
Allocated insurance expense	(250)	(250)	(383)	(642)	(1,525)
Depreciation and amortization	(1,942)	(1,790)	(2,887)	(5,131)	(11,750)
Operating income	3,459	2,382	1,367	6,794	14,002
Other expense, net	(740)	(845)	(937)	(1,607)	(4,129)
Net earnings	$2,719	$1,537	$430	$5,187	$9,873

These results of operations include the results of operations of certain TransMontaigne Inc. terminal and pipeline operations prior to their acquisition by us from TransMontaigne Inc. On December 29, 2006, we acquired from TransMontaigne Inc. the Brownsville, Texas terminal, 12 terminals along the Mississippi and Ohio rivers, and the Baton Rouge, Louisiana dock facility. On December 31, 2007, we acquired the Southeast Terminals from TransMontaigne Inc. The acquisitions of terminal and pipeline operations from TransMontaigne Inc. have been accounted for as transactions among entities under common control and, accordingly, prior periods include the activity of the acquired terminal and pipeline operations since September 1, 2006, the date of Morgan Stanley Capital Group’s acquisition of TransMontaigne Inc.

ATTACHMENT B

PRO FORMA COMBINED STATEMENT OF OPERATIONS

Introduction

Our unaudited pro forma combined statement of operations for the year ended December 31, 2007 assumes that the following transactions occurred on January 1, 2007:

•                  The acquisition of the Southeast Terminals from TransMontaigne Inc. for a cash payment of approximately $118.6 million;

•                  Borrowings under our senior secured credit facility of $118.6 million to the finance the acquisition of the Southeast Terminals;

•                  The execution of a terminaling services agreement with Morgan StanleyCapital Group for the throughput of refined petroleum products at certain of our Southeast Terminals; and

•                  The amendment and restatement of the omnibus agreement among TransMontaigne Inc., TransMontaigne Partners L.P. and certain affiliates.

The accompanying pro forma combined statement of operations should be read together with the historical consolidated financial statements of TransMontaigne Partners L.P., which are included in its Annual Report on Form 10-K for the year ended December 31, 2007 that was filed with the Securities and Exchange Commission on March 10, 2008.  The accompanying pro forma combined statement of operations was derived by adjusting the historical consolidated statement of operations of TransMontaigne Partners L.P.  The pro forma combined statement of operations is based on currently available information and certain estimates and assumptions that we believe are reasonable under the circumstances.  The pro forma results of operations are not necessarily indicative of the results of future operations and, therefore, the actual results of operations in the future may differ from the pro forma results of operations.

The acquisition of the Southeast Terminals from TransMontaigne Inc. has been recorded at carryover basis in a manner similar to a reorganization of entities under common control.  Therefore, the results of operations of the Southeast Terminals are included in the historical consolidated statement of operations of TransMontaigne Partners L.P. from September 1, 2006 (the date of acquisition by Morgan Stanley Capital Group of TransMontaigne Inc., including our general partner).  The results of operations of the Southeast Terminals for the period September 1, 2006 through December 31, 2006 and for the year ended December 31, 2007 are included in the historical consolidated statements of operations of TransMontaigne Partners L.P. presented in its Annual Report on Form 10-K for the year ended December 31, 2007.

The accompanying unaudited pro forma combined statement of operations for the year ended December 31, 2007 does not give effect to any anticipated cost savings or other financial benefits expected to result from the acquisition of the Southeast Terminals.

Unaudited Pro Forma Combined Statement of Operations
Year ended December 31, 2007
(in thousands, except per unit amounts)

	TransMontaigne Partners L.P.	Southeast Terminals	Consolidated	Adjustments		Pro Forma
Revenues	$85,649	$46,002	$131,651	$(1,001	)(a)	$130,650

Direct operating costs and expenses	(36,985)	(23,701)	(60,686)	—		(60,686)
Direct general and administrative expenses	(2,991)	—	(2,991)	—		(2,991)
Allocated general and administrative expenses	(6,976)	(2,925)	(9,901)	(129	)(b)	(10,030)
Allocated insurance expense	(1,620)	(1,217)	(2,837)	(13	)(c)	(2,850)
Reimbursement of bonus awards	(1,125)	—	(1,125)	—		(1,125)
Depreciation and amortization	(13,317)	(8,115)	(21,432)	—		(21,432)
Operating income	22,635	10,044	32,679	(1,143)		31,536
Other income (expense):
Interest income	214	—	214	—		214
Interest expense	(6,515)	—	(6,515)	(8,895	)(d)	(15,410)
Amortization of deferred financing costs	(1,236)	—	(1,236)	(206	)(e)	(1,442)
Net earnings (loss)	$15,098	$10,044	25,142	$(10,244)		14,898
Less:
Net earnings attributable to predecessor			(10,044)			—
General partner interest in net earnings			(302)			(298)

Net earnings allocable to limited partners			$14,796			$14,600

Net earnings per limited partners’ unit—basic			$1.42			$1.40

Net earnings per limited partners’ unit—diluted			$1.42			$1.40
Weighted average limited partners’ units outstanding—basic			10,400			10,400
Weighted average limited partners’ units outstanding—diluted			10,401			10,401

Notes to Unaudited Pro Forma Combined Statement of Operations

The accompanying unaudited pro form combined statement of operations and underlying pro forma adjustments are based upon currently available information and certain estimates and assumptions.  Therefore, actual results of operations in the future could differ materially from the pro forma results of operations.  Effective December 31, 2007, we acquired  the Southeast Terminals for a cash payment of approximately $118.6 million. The acquisition of the Southeast Terminals by us from TransMontaigne Inc. has been recorded at carryover basis in a manner similar to a reorganization of entities under common control. Therefore, the results of operations of the Southeast Terminals for the period September 1, 2006 through December 31, 2006 and for the year ended December 31, 2007 are included in the historical consolidated statements of operations of TransMontaigne Partners L.P. presented in its Annual Report on Form 10-K for the year ended December 31, 2007.

Pro Forma Adjustments

(a)             On December 31, 2007, we executed a terminaling services agreement with Morgan StanleyCapital Group for the handling of refined petroleum products at our Southeast Terminals.  Had our terminaling services agreement with Morgan StanleyCapital Group been effective January 1, 2007, our revenue for the year ended December 31, 2007 would have decreased by the following:

Decrease in revenue due to lower rates charged on volumes handled during the first year of the agreement and sharing of product gains	$(2,969)
Increase in revenue due to escalating rates charged over the term of the agreement	1,968
Net decrease in revenue	$(1,001)

(b)            On December 31, 2007, we executed an omnibus agreement with TransMontaigne Inc. and our general partner for the provision of various general and administrative services for the management of our assets.  Had the omnibus agreement been effective January 1, 2007, our allocated general and administrative expenses would have increased by approximately $129,000 for the year ended December 31, 2007.

(c)             On December 31, 2007, we executed an omnibus agreement with TransMontaigne Inc. and our general partner that provides for an insurance reimbursement for premiums on insurance policies covering our assets.  Had the omnibus agreement been effective January 1, 2007, our allocated insurance expenses would have increased by approximately $13,000 for the year ended December 31, 2007.

(d)            Reflects interest expense at 7.5% on the additional borrowings under our senior secured credit facility of $118.6 million to finance the acquisition of the Southeast Terminals.  Should the actual interest rate increase or decrease by 50 basis points, pro forma interest expense would increase or decrease by $593,000 for the year ended December 31, 2007.

(e)             Reflects additional amortization expense related to the $0.8 million of additional deferred financing costs incurred to borrow funds under our senior secured credit facility to finance the acquisition of the Southeast Terminals.

ATTACHMENT C

ADJUSTED OPERATING SURPLUS

During the subordination period, the common units will have the right to receive distributions in an amount equal to the minimum quarterly distribution of $0.40 per quarter, plus any arrearages in the payment of the minimum quarterly distribution on the common units, before any distributions will be made on the subordinated units.  Conversions of subordinated units to common units will occur in the future only if, in addition to other requirements, we generate Adjusted Operating Surplus, as defined in the partnership agreement, equal to or greater than the minimum distribution requirement on all common units, subordinated units and the general partner interest.  The following summarizes our Adjusted Operating Surplus generated during the periods indicated (in thousands):

	October 1, 2007 through December 31, 2007	January 1, 2007 through December 31, 2007	Cumulative since inception

Net earnings	$5,975	$15,098	$26,005
Depreciation and amortization	3,431	13,317	24,512
Amounts due under long-term terminaling services agreements, net	(309)	(309)	(309)
Capitalized interest cost	(116)	(116)	(116)
Amortization and acceleration of deferred equity-based compensation	23	67	4,306
Compensation expense on distributions paid to holders of restricted units	—	—	253
Distributions paid to holders of restricted phantom units	(5)	(20)	(69)
Cash reserved for repurchase of common units	(26)	(54)	(1,754)
Maintenance capital expenditures	(689)	(2,745)	(4,664)
“Adjusted Operating Surplus” generated during the period (1)	$8,284	$25,238	$48,164

Actual distribution for the period of all common units, subordinated units and the general partner interest:
Distribution attributable to units outstanding during the period	$6,798	$21,648	$41,522
Distribution payable on units issued in the secondary offering for the period prior to date of issuance	—	1,614	1,614
	$6,798	$23,262	$43,136

	October 1, 2007 through December 31, 2007	January 1, 2007 through December 31, 2007	Cumulative since inception
Minimum distribution for the period on all common units, subordinated units and the general partner interest:
Distribution attributable to units outstanding during the period	$5,079	$16,971	$35,947
Distribution payable on units issued in the secondary offering for the period prior to date of issuance	—	1,243	1,243
	$5,079	$18,214	$37,190

(1)          For purposes of this presentation, we have calculated Adjusted Operating Surplus in accordance with the terms of our partnership agreement.  As a result, the difference between net earnings, depreciation and amortization, and maintenance capital expenditures for the periods presented above and such amounts presented in our historical financial statements prepared in accordance with generally accepted accounting principles represent the effects of including the Southeast Terminals, Brownsville terminal, River facilities and Mobile terminal for the periods prior to their acquisition by us from TransMontaigne Inc.  The net earnings, depreciation and amortization, and maintenance capital expenditures for the Southeast Terminals for the period September 1, 2006 through December 31, 2006 are approximately (in thousands) $4,751, $2,562 and $428, respectively.  The net earnings, depreciation and amortization, and maintenance capital expenditures for the Southeast Terminals for the period January 1, 2007 through December 31, 2007 are approximately (in thousands) $10,044, $8,115 and $6,855, respectively. The net earnings, depreciation and amortization, and maintenance capital expenditures for the Brownsville terminal and River facilities for the period September 1, 2006 through December 31, 2006 are approximately (in thousands) $1,855, $1,777 and $374, respectively.  The net earnings, depreciation and amortization, and maintenance capital expenditures for the Mobile terminal for the period August 1, 2005 through December 31, 2005 are approximately (in thousands) $472, $268, and $nil, respectively.  The financial performance of these facilities for such periods is excluded from the computation of Adjusted Operation Surplus because it represents the financial performance of these facilities prior to the closing dates of our respective acquisitions from TransMontaigne Inc.

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations along the Gulf Coast, in the Midwest, in Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeastern United States.  We provide integrated terminaling, storage, transportation and related services for companies engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Important factors that could cause actual results to differ materially from the company’s expectations and may adversely affect its business and results of operations are disclosed in “Item 1A. Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission on March 10, 2008.

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